EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019 and 333-99311 on Form S-8 and Nos. 333-91679 and 333-30194 on Form S-3, of our report dated May 30, 2007, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of March 31, 2007 and December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the transition period ended March 31, 2007 and each of the three years in the period ended December 31, 2006, included in the Transition Report on Form 10-K of Matrixx Initiatives, Inc.
/s/ Mayer Hoffman McCann, P.C.
MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
May 30, 2007

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